Exhibit 10.41

General Services Agreement

This General Services Agreement (the “Agreement”), dated as of October 27, 2008, documents the business relationship between Franklin Covey Co., a Utah corporation (“FC”), and Electronic Data Systems, LLP, a Delaware corporation (“EDS”), and describes the terms and conditions under which EDS will provide to FC certain services, resources and deliverables on an as requested basis.

Whereas, The Parties entered into an agreement for Information Technology Services, dated April 1, 2001 which included the various Services to be provided there under (the “Prior Agreement”).  The Prior Agreement has been amended numerous times prior to the Effective Date of this Agreement including but not limited to the Addendum #8 dated as of July  2008, which acknowledged, among other things, the divestiture of a business unit of FC and elimination of call center services to FC; and

Whereas during the term of the Prior Agreement there have been a variety of amendments and other related agreements as set forth in Schedule 1, Documents Deleted In Their Entirety And Superseded, attached hereto,  that are no longer applicable and are hereby deleted in their entirety and superseded by this Agreement and the Work Orders, as defined in Section  2(a) below, and

Whereas during the term of the Prior Agreement, the following documents were executed between the parties, which shall remain in full force and effect: Implementation of Oracle 11i Project Implementation Waiver/Release dated1/12/2004; 7 Habits Development & License Agreement dated 6/30/2001; Sublease by and between Electronic Data Systems, LLC (Sublandlord) and Franklin Covey Co. (Subtenant) dated June 30, 2001, and First Amendment to Standard Sublease Agreement dated 2/1/2007; and

Whereas, The Parties now desire to simplify, consolidate and update the contractual documents which describe and set forth the current rights and obligations of the Parties;

Now, therefore, as of the Agreement Effective Date, the Parties hereby agree as follows:

1.
Term.  Subject to Section 11, the term of this Agreement will begin on October 27, 2008 (the “Effective Date”), and, unless earlier terminated as provided in this Agreement, will continue through June 30, 2016.  Such original term may be extended by mutual written agreement of the Parties.  In addition, if one or more Work Orders (as defined below) are outstanding when this Agreement expires (whether after the original term or otherwise), this Agreement will remain in full force and effect solely for purposes of allowing the activities covered by such Work Orders to be completed.  The obligations of EDS set forth in this Agreement will be performed by EDS, itself and through its affiliates.  All references to EDS in this Agreement will be deemed to include all such affiliates, and EDS and FC may be referred to in this Agreement individually as a “Party” and together as the “Parties”.

2.	EDS Services.

(a)
Work Orders for Services.  During the term of this Agreement, FC may request EDS to provide FC with such services, resources and deliverables as are mutually agreed upon from time to time by EDS and FC and confirmed in a mutually acceptable written authorization letter substantially in the form attached hereto as Exhibit A (the “Work Order”).  This Agreement establishes the standard provisions that will apply to each Work Order.  Each Work Order will include, at a minimum, (a) an Attachment 1 which will describe the services, resources and deliverables that EDS will provide thereunder, (b) also in Attachment 1 will describe FC’s role and responsibilities, if any, in connection with such services,  resources and deliverables and (c) an Attachment 2 which will describe the charges to be paid by FC to EDS in consideration for such services, resources and deliverables.  Each Work Order will be numbered sequentially beginning with the number one and, when executed by the Parties, will be attached hereto and made a part hereof for all purposes.  In the event of any express conflict or inconsistency between the provisions of an Work Order and the provisions of this Agreement, the provisions of the Work Order will govern and control with respect to the interpretation of that Work Order; provided, however, that the provisions of the Work Order will be so construed to give effect to the applicable provisions of this Agreement to the fullest extent possible. Any changes or modifications made to this Agreement in accordance with Section 19 will apply to all Work Orders, and any changes or modifications made to any Work Order in accordance with Section 19 will apply only to that Work Order, unless the Parties otherwise expressly agree in writing.  The work to be performed by EDS under this Agreement, as set forth in the Work Orders, is collectively referred to herein as the “EDS Services”.

(b)
Change Control Procedures. Subject to the other provisions of this Agreement, the Parties may revise, amend, alter or otherwise change the nature and scope of the EDS Services being provided under an Work Order from time to time by mutual written agreement and otherwise in accordance with the procedures set forth in  Exhibit A-1.  Such procedures do not apply to changes that result in new services, which will be initiated, reviewed, approved, documented and implemented in accordance with Section 2(a).  The Parties agree to consider any proposed changes in good faith and to make a good faith effort to accept equitable adjustments to the affected Work Order where appropriate to accomplish the mutual objectives of the Parties.

(c)
Service Locations.  Notwithstanding anything to the contrary in this Agreement or any Work Order, EDS may perform the EDS Services or any portion thereof from any location determined by EDS or relocate any software or equipment used by EDS to perform the EDS Services; provided, however, that EDS will provide FC prior written notice of any change in service location and provided, further that any change in service location made by EDS will not (i) materially and adversely impact EDS’ ability to perform its obligations in accordance with the terms hereof, including the achievement of any applicable service levels, (ii) increase FC’s fees or costs (unless EDS agrees in writing to reimburse FC for such increase) or (iii) materially and adversely impact the way in which FC conducts its business or operations.

3.
Representatives.  During the term of this Agreement, EDS and FC will each maintain a representative who will be its primary point of contact in dealing with the other under this Agreement and will have the authority and power to make decisions with respect to actions to be taken by it under this Agreement.  Either Party may change its representative by giving notice to the other of the new representative and the date upon which such change will become effective.  In performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to EDS by FC’s representative or, as to areas of competency specifically identified by such representative, by any other FC personnel identified by FC’s representative, from time to time, as having authority to provide the same on behalf of FC in such person’s area of competency.  Unless EDS knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information.

4.
Certain Financial Matters.  In consideration for the performance of the EDS Services, FC will pay to EDS the charges set forth in Attachment 2 of each Work Order, and such charges will be subject to periodic adjustment in the manner and to the extent indicated therein.  In addition, FC will pay or reimburse EDS for (a) all pass-through and reasonable out-of-pocket expenses incurred by EDS, with the prior written approval of FC in writing, in the performance of the EDS Services and (b) any federal, state, local, foreign or provincial taxes, assessments, claims and other tax charges, including without limitation sales, use, property, fees, surcharges, ad valorem, telecommunications, gross receipts, excise, stamp, transaction, goods and services, customs, duties and/or value-added taxes, and interest imposed in connection therewith, but excluding income taxes that are based on or measured by EDS’ net income.  EDS will submit a written invoice to FC on a monthly basis in arrears reflecting the amount owed to EDS by FC for the EDS Services, with such supporting documentation as FC reasonably requests, and FC will pay the invoiced amount within 30 days of the date of the invoice.  Payment by FC will be by check payable to the order of EDS, except that if any outstanding amount exceeding $1,000,000 will be payable to EDS electronically (either by wire transfer or ACH) in accordance with payment instructions provided by EDS from time to time, so as in each case to constitute immediately available funds by 12:00 p.m., local time in the place of payment, on the payment date.  If a due date does not fall on a business day, payments must be received by EDS on or before one business day after such date.  Any past due amounts will bear interest until paid at a rate of interest equal to the lesser of (i) the prime rate established from time to time by Citibank of New York plus four percent or (ii) the maximum rate of interest allowed by applicable law.  In addition, at EDS’ request, FC will provide EDS with an explanation of why an undisputed amount is not paid when due and a proposed payment plan for FC to bring such past due amount current.  If FC disputes an amount on an invoice in good faith, FC will notify EDS in writing of the specific items in dispute and will describe in detail FC’s reason for disputing each such item within 20 days of the date of the invoice on which a disputed amount appears.  Within 20 days of EDS’ receipt of such notice, the Parties will negotiate in good faith pursuant to the provisions of Section 10 to reach settlement on any items that are the subject of such dispute.  If FC does not notify EDS of any items in dispute within such 20-day period of time, FC will be deemed to have approved and accepted such invoice. If any portion of an amount due to EDS under this Agreement is subject to a bona fide dispute between the Parties as provided above, FC will pay to EDS on the date such amount is due all amounts not disputed in good faith by FC, and the disputed amount will be paid pending resolution of the dispute into an escrow account that is structured by agreement of the Parties.  Notwithstanding anything to the contrary in this Agreement, in no event may FC withhold in any one month, as a disputed amount, more than 50% of EDS’ charges (exclusive of reimbursable expenses) for that month.

5.
Employees.  The EDS personnel performing the EDS Services will be and remain the employees of EDS, and EDS will provide for and pay the compensation and other benefits of such employees, including salary, health, accident and workers’ compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees.  During the term of this Agreement and for a period of 12 months thereafter, neither Party will solicit, directly or indirectly, for employment or employ any employee of the other Party who is or was involved in the performance of the EDS Services without the prior written consent of such other Party.  For purposes of this Section 5, “solicit” does not include advertisements or other publications of general circulation or employment that results directly from responses to such advertisements or publications, and such advertisements and publications will not constitute a breach of this Section 5.

6.
Privacy Laws.  The Parties acknowledge and agree that FC will be and remain the controller of the information relating to FC and its customers that identifies or is identifiable to an individual person (the

“FC Personal Data”) for purposes of all applicable laws relating to data privacy, personal data, transborder data flow and data protection (collectively, the “Privacy Laws”), with rights under such laws to determine the purposes for which the FC Personal Data is processed, and nothing in this Agreement will restrict or limit in any way FC’s rights or obligations as owner and/or controller of the FC Personal Data for such purposes.  As such controller of the FC Personal Data, FC is directing EDS to process the FC Data in accordance with the terms of this Agreement.  The Parties also acknowledge and agree that EDS may have certain responsibilities prescribed as of the date hereof by applicable Privacy Laws as a processor of the FC Personal Data, and EDS hereby acknowledges such responsibilities to the extent required thereby for processors of personal data and agrees that such responsibilities will be considered as a part of the EDS Services to be provided by EDS under this Agreement.  In the event that Privacy Laws to which the activities contemplated by this Agreement are subject are modified or new Privacy Laws that are applicable to such activities come into effect, EDS will work with FC in an effort to continue to comply with such Privacy Laws, as so modified or added, but to the extent that such modifications or additions expand the scope or increase the cost of the activities previously undertaken by EDS pursuant to this Section 6, EDS will, at FC’s reasonable request, provide such additional activities as additional services, but only to the extent that the Parties have reached agreement regarding the nature and scope of such services, the period of time during which such services will be provided and the basis upon which EDS will be compensated therefor.

7.	Confidentiality. EDS and FC will have the confidentiality obligations set forth in Exhibit B.

8.	Representations, Warranties and Additional Covenants. EDS and FC will have the obligations relating to the representations, warranties and additional covenants set forth in Exhibit C.

9.   Ownership.

(a)
Developed Software and Other Deliverables. Each party will retain all rights, including trademarks, patents, trade secrets and copyrights (“IP Rights”), in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement without reference to or use of the intellectual property of the other party.  Subject to any third party rights or restrictions and the other provisions of this Section 9, FC will own the IP Rights (either as a work for hire or by assignment from EDS) in and to all deliverables that (a) are developed and delivered by EDS under this Agreement and (b) are paid for by FC.  Notwithstanding anything to the contrary in this Agreement, EDS (i) will retain all IP Rights in and to all software development tools, know-how, methodologies, processes, technologies or algorithms used in performing the Services which are based on previously developed trade secrets or proprietary information of EDS or are otherwise owned or licensed by EDS (collectively, “tools”),  (ii) will be free to use the ideas, concepts and know-how which are developed or created in the course of performing the Services and may be retained by EDS’ employees in intangible form, all of which constitute substantial rights on the part of EDS in the technology developed as a result of the Services performed under this Agreement, and (iii) will retain ownership of any prior-developed EDS-owned software or tools (“EDS Tools”) that are used in producing the deliverables and become embedded in the deliverables.  EDS hereby grants to FC a perpetual (subject to compliance with this sentence), royalty-free, nontransferable, nonexclusive license to use such embedded EDS Tools (if any) solely in connection with FC’s internal use and exploitation of the deliverables and only so long as such software and tools (if any) remain embedded in the deliverables and are not separated there from.  EDS will own patent rights with respect to processes and methodologies developed by EDS in connection with deliverables other than the copyright ownership rights granted to FC pursuant to this Section 9.  To the extent that EDS commercializes any patent or deliverable designed, created or paid-for by FC, EDS shall negotiate in good faith with FC a royalty. Such royalty shall be in a reasonable amount under all of the circumstances surrounding such commercialization and the total of such royalty payments shall in any event be limited to the amount required to reimburse FC for any and all development fees incurred in creating said patent or deliverable, which limitation shall be agreed upon in writing at the time the royalty is negotiated.  No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement.  Nothing in this Agreement (A) will require EDS or FC to violate the proprietary rights of any third party in any software or otherwise or (B) will impair EDS’ right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and Services contemplated by this Agreement.  The provisions of this Section 9 will survive the expiration or termination of this Agreement for any reason.

(b)
Third Party Software. To the extent that EDS uses any third party software or documentation and such software or documentation becomes embedded in a Deliverable, EDS will obtain for FC a perpetual, royalty-free, nontransferable, nonexclusive, worldwide license to use such software or documentation as part of the Deliverable, or such other license as EDS and FC agree in writing. Nothing in this Agreement will require EDS or FC to violate the proprietary rights of any third party in any software or otherwise.

(c)
EDS Development Tools; Residual Technology. Notwithstanding anything to the contrary in this Agreement, EDS will retain all right, title and interest in and to, and will be free to use, (a) the EDS Development Tools and (b) subject to the confidentiality obligations set forth in Section 7, the Residual Technology.  The Parties acknowledge and agree that EDS’ right, title and interest in and to the Residual Technology constitute substantial rights in the technology developed as a result of the Services performed under this Agreement. No licenses will be deemed to have been granted by either Party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement.  Nothing in this Agreement will require EDS or FC to violate the proprietary rights of any third party in any software or otherwise.  The term “Residual Technology” means the ideas, concepts, methodologies, processes and know-how which are developed or created by EDS in the course of performing the Services and may be retained by EDS’ employees in intangible form.

(d)
Licenses.  EDS hereby grants to FC a perpetual, royalty-free, nontransferable, nonexclusive, worldwide license to use any embedded Tools and Residual Technology as part of the Deliverables.  No licenses will be deemed to have been granted by either Party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Section 9.

(e)
Rights in Software Outside this Agreement.  Each Party will retain all rights in any software, documentation, tools, techniques, methodologies, trade secrets or any other proprietary material or information that it owned as of the date of this Agreement or acquired or developed after the date hereof without reference to or use of the intellectual property of the other Party.

(f)	Other. EDS and FC agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Section 9.

The provisions of this Section 9 will survive the expiration or termination of this Agreement for any reason.

10.	Dispute Escalation and Resolution.

(a)           In the event of any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement or any Work Order, or the breach, termination, validity or enforceability of any provision hereof or thereof (a “Dispute”), then upon the written request of either Party, each of the Parties will appoint a designated senior business executive whose task it will be to meet of the purpose of endeavoring to resolve the Dispute.  The designated executives will meet as often as the Parties reasonably deem necessary in order to gather an furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution.  Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto.  The specific format for such discussions will be left to the discretion of the designated executives buy may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.  Nor formal proceedings for the resolution of the Dispute under Section 10(b) or Section 10(c) may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute.

(b)           Any Dispute not resolved informally through negotiation between the Parties pursuant to Section 10(a) will be submitted to non-binding mediation.  The Parties will mutually determine who the mediator will be from a list of mediators obtained from the Judicial, Arbitration and Mediation Service office located in the city determined as set forth below in this Section 10(b) (“JAMS”).  If the Parties are unable to agree on the mediator, the mediator will be selected by JAMS.

(c)           If any Dispute is not resolved through mediation pursuant to Section 10(b), it will be resolved by final and binding arbitration conducted by a panel of three arbitrators in accordance with and subject to the JAMS Comprehensive Arbitration Rules and Procedures then applicable.  One arbitrator will be selected by FC, one arbitrator will be selected by EDS and the third arbitrator will be selected by the arbitrators designated by FC and EDS.  If the two arbitrators cannot agree on a third arbitrator, the third arbitrator will be selected by JAMS.  The arbitrators will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes.  The arbitrators will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefor.  Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.  Any negotiation, mediation or arbitration conducted pursuant to this Section 10 will take place in Plano, Texas, if initiated by FC, and in Salt Lake City, Utah, if initiated by EDS, and each Party will bear its own costs and expenses with respect to any such negotiation, mediation or arbitration, including one-half of the fees and expenses of the mediator or arbitrators, if applicable.  Other than those matters involving injunctive relief or any action necessary to enforce the final award of the arbitrators, the Parties agree that the provisions of this Section 10(c) are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of the EDS Services by EDS.  Nothing in this Section 10(c) prevents the Parties from exercising their right to terminate this Agreement and all outstanding Work Orders in accordance with Section 11.

11.
Termination.  If either Party materially defaults in the performance of any of its obligations under this Agreement or any Work Order, which default (a) if of a non-monetary nature, is not substantially cured within 30 days after notice is given to the defaulting Party specifying the default or, with respect to those defaults that cannot reasonably be cured within 30 days, should the defaulting Party fail to proceed within 30 days to commence curing the default and thereafter to proceed with all reasonable diligence to substantially cure the default, or (b) if of a monetary nature, is not cured within 10 days after notice is given to the defaulting Party specifying the default, the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement and all outstanding Work Orders as of a date specified in such notice of termination.  In addition to the requirements of Section 17, to be effective and to commence the running of any applicable cure period, any notice given pursuant to this Section 11 must explicitly identify the type of notice being given, whether of default or of termination, and reference this Section 11.  In addition and except as otherwise set forth in a specific Work Order, FC may terminate this Agreement at any time upon at least six (6) months prior written notice to EDS.  Upon expiration or termination of this Agreement and all Work Orders for any reason, except as set forth in the last sentence of Section 1, EDS will cease to perform the EDS Services for FC, and FC will pay to EDS all sums due to EDS as a result of the EDS Services performed and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made by FC) through the effective date of such expiration or termination (prorated as appropriate).  The expiration or termination of this Agreement and all Work Orders for any reason will not release either Party from any liabilities or obligations set forth herein or therein which (a) the Parties have expressly agreed will survive any such expiration or termination or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.  Any materials or equipment furnished by FC and any materials or equipment, the cost are reimbursed to EDS by the FC hereunder, are to be and remain the sole property of FC and are to be returned to FC within thirty (30) days of the expiration or earlier termination of this Agreement, or within ten (10) days after written demand by FC, whichever first occurs.

12.	Indemnities. EDS and FC will have the indemnity obligations set forth in Exhibit D.

13.	Liability.

(a)
General Limitation.  Subject to the last sentence of this Section 13(a), the liability of each Party to the other for all damages arising out of or related to an Work Order, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the Work Order Damages Limit for such Work Order.  The “Work Order Damages Limit” for each Work Order will be stated in such Work Order.  However, if the Work Order Damages Limit is omitted from an Work Order, the Work Order Damages Limit for such Work Order will be equal to the charges paid by FC to EDS under such  Work Order for the 12 months preceding the last act or omission giving rise to such liability or, if 12 months have not elapsed since the effective date of such Work Order, an amount equal to the charges paid by FC for the number of months that have elapsed.   The liability of each Party to the other for all damages arising out of or related to this Agreement and all Work Orders, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the lesser of sum of $5,000,000.00 or the charges paid by FC to EDS under this Agreement and all Work Orders for the 12 months preceding the last act or omission giving rise to such liability or, if 12 months have not elapsed since the Effective Date, an amount equal to the charges paid by FC for the number of months that have elapsed (the “Aggregate Damages Limit”).

(b)
Limitation on Other Damages.  In no event will the measure of damages payable by either Party include, nor will either Party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any Party, including third parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

(c)
Exceptions to Limitations.  The limitations set forth in Sections 13(a) and 13(b) will not apply to (i) the liability of either Party to the extent such liability results from (A) that Party’s acts of intentional tortious conduct or gross negligence in the performance or nonperformance of its obligations under this Agreement or (B) that Party’s nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to FC, FC’s obligation to make payments to EDS during the term of this Agreement as required hereby, whether in the form of charges or for payment or reimbursement of taxes, out-of-pocket expenses or pass-through expenses, and EDS’ lost profits on such payments) or (ii) the tax-related liabilities of FC under Section 4  and Exhibit D.

(d)	[Reserved]

(e)
Acknowledgement.  The Parties expressly acknowledge that the limitations and exclusions set forth in this Section 13 have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement taking into account each Party’s level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party pursuant to this Agreement.  The provisions of this Section 13 will survive the expiration or termination of this Agreement and each Work Order for any reason.

14.
Excused Performance.  Neither Party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement or any Work Order for any period and to the extent that such failure results from any event or circumstance beyond that Party’s reasonable control, including acts or omissions of the other Party or third parties, natural disasters, health crises such as epidemics and pandemics, riots, war, terroristic activity, civil disorder, court orders, acts or regulations of governmental bodies, labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, or other equipment failure, and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts, provided that the exercise of such reasonable precautions or reasonable efforts will not require the incurrence of any additional cost or expense.

15.
Export Regulations.  This Agreement is expressly made subject to any United States and other applicable laws, regulations, orders or other restrictions regarding export from the United States or another country, and import into any country, of computer hardware, software, technical data or other items, or derivatives of such hardware, software, technical data or other items.  Notwithstanding anything to the contrary in this Agreement, neither Party will directly or indirectly export (or re-export) any computer hardware, software, technical data or any other item provided to or by it for purposes of this Agreement, or any derivative of the same, or permit the shipment of the same:  (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Sudan, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department’s List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department’s Denied Parties List; or (c) to any person, country or destination for which the United States or another country with jurisdiction, or any agency of the same, requires an export license or other authorization for export without first having obtained any such license or other authorization required.  FC will provide to EDS not less than 10 days’ prior written notice in the event that any technical data, hardware, software or other items provided by FC that will be used or accessed by EDS in providing the EDS Services is controlled for export under the International Traffic in Arms Regulations or other applicable laws (unless such items are controlled for export under United States law only as ECCN EAR99) and, if requested by EDS, will provide the ECCN classification of any such item, or the similar classification as appropriate under other applicable law.  Unless otherwise expressly agreed, FC will be the importer of record of any items for which import is required for delivery of any portion of the EDS Services outside the United States.  Each Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding re-export or other certificates or documents as are reasonably requested to obtain authorizations, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement.  The provisions of this Section 15 will survive the expiration or termination of this Agreement for any reason.

16.
Right to Engage in Other Activities.  FC acknowledges and agrees that EDS may provide technology services for third parties at any EDS facility that EDS may utilize from time to time for performing the EDS Services.  Subject to the restrictions on the disclosure of confidential information set forth in Exhibit B, nothing in this Agreement or any Work Order will impair EDS’ right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and EDS Services contemplated by this Agreement.

17.
Notices.  All notices under this Agreement and each Work Order will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified national mail service, return receipt requested, postage prepaid, to the Parties at the addresses set forth below.  All notices under this Agreement and each Work Order that are addressed as provided in this Section 17, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the date received by the recipient as reflected on the return receipt.  Either Party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

In the case of FC:

2200 West Parkway Blvd.
Salt Lake City, Utah 84119

Fax: (801) 817-8069
Attention:  Steve Young

With a copy to:

Franklin Covey
2200 West Parkway Blvd.
Salt Lake City, Utah 84119

Fax:  (801) 817-8197
Attention:  Legal Service

and

In the case of EDS:

c/o Franklin Covey
2250 West Parkway Blvd.
Salt Lake City, Utah 84119
Fax: (801) 817-8069
Attention:  Joe Haynie or Franklin Covey Products EDS Account Executive

With a copy to:

Office of the General Counsel
5400 Legacy Drive
Plano, TX  75024
Fax:
Attention:  General Counsel

18.
Public Relations and Marketing References.  Each Party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or any Work Order or its subject matter and will give the other Party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release.  This provision does not alter the restrictions on the disclosure of confidential information set forth in Exhibit B and, subject to Exhibit B, will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations.  Notwithstanding the foregoing but subject to any applicable laws, rules or regulations, each Party will have the right to list the name of the other Party, to make general references to the basic nature of the relationship between the Parties under this Agreement and to describe generally the type of services being provided by EDS to FC under this Agreement and each Work Order in such Party’s promotional and marketing materials, in such Party’s oral or visual presentations to third parties, in interviews conducted by the news media or securities analysts and in or through any other available media channels, including print, internet, radio, cable and broadcast mediums.

19.
Other.  Where agreement, approval, acceptance or consent of either Party is required by this Agreement or any Work Order, such action will not be unreasonably withheld, delayed or conditioned.  The Parties are independent contractors, and neither this Agreement nor any Work Order will be construed as constituting either Party as partner, joint venturer or fiduciary of the other.  If any provision (other than a provision relating to any payment obligation) of this Agreement or any Work Order or the application hereof or thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement and each Work Order or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement and each Work Order will be valid and enforceable to the extent permitted by law.  The provisions of this Agreement will be given equal weight regardless of the order in which they appear herein.  Nothing in this Agreement or any Work Order may be relied upon or will benefit any party other than EDS and FC.  This Agreement and each Work Order (a) will be governed by the substantive laws of the State of

Utah (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction and subject to the last two sentences of this Section 19), (b) will be binding on the Parties and their successors and permitted assigns, (c) may not be assigned by either Party without the prior written consent of the other (except that EDS will have the right to perform the EDS Services itself and through its affiliates and to subcontract to third parties portions of the EDS Services, so long as EDS remains responsible for the obligations performed by any of its affiliates or subcontractors to the same extent as if such obligations were performed by EDS) and (d) may not be changed or modified orally, but only by a written amendment or revision signed by the Parties.  This Agreement and each Work Order (including any exhibits or attachments referred to herein or therein and attached hereto or thereto, each of which is incorporated herein or therein, as applicable, by this reference for all purposes) constitute, as of the effective date of this Agreement or that Work Order, as applicable, the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and thereof and supersede any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter.

20	Audit Rights.

(a)
General.  Employees of FC and its auditors who are from time to time designated by FC and who agree in writing to the security and confidentiality obligations and procedures reasonably required by EDS will be provided with reasonable access to any facility at which the Services are being performed to enable them to conduct audits of EDS’ performance of the Services and other matters relevant to this Agreement, including (i) verifying the accuracy of EDS’ charges to FC and (ii) verifying that the Services are being provided in accordance with this Agreement, including any Service Levels.

(b)
Procedures.  Such audits may be conducted once a year during reasonable business hours; provided, however, that the Parties may agree to more frequent audits as deemed reasonably necessary.  FC will provide EDS with prior written notice of an audit.  EDS will cooperate in the audit, will make the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of FC or its auditors as reasonably necessary.  If FC requests resources beyond those resources then assigned to the account team under this Agreement who are able to provide reasonable assistance of a routine nature in connection with such audit, such resources will be provided as Additional Services.  EDS will retain records that support EDS’ performance of the Services and other matters relevant to this Agreement in accordance with EDS’ retention guidelines.  Notwithstanding anything to the contrary in this Agreement, EDS will not be required to provide access to the proprietary data of EDS or other EDS customers.  All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, is confidential and will be subject to Section 7.

(c)
Results.  Following an audit, FC will conduct an exit conference with EDS to discuss issues identified in the audit that pertain to EDS, and FC will give EDS a copy of any portion of the audit report pertaining to EDS.  The Parties will review each EDS audit issue and will determine (i) what, if any, actions will be taken in response to such audit issues, when and by whom and (ii) which Party will be responsible for the cost of taking the actions necessary to resolve such issues.  Any such determination will be based on the following criteria:  (A) who the owner of the original deficiency is; (B) who has contractual responsibility for the improvement of internal controls; and (C) who owns the standards against which the audit is done.  EDS will not be responsible for the cost of an audit, except to the extent the audit expenses are incurred in connection with a specific audit limited to EDS and the an original material deficiency discovered in the audit is attributable to EDS, or otherwise agreed to in writing by the Parties.  For the purposes of this Agreement a “material deficiency” is any discrepancy between charges billed and actual billable charges of greater than five percent (5%).

In Witness Whereof, the Parties have duly executed and delivered this Agreement by their duly authorized representatives as of the date first set forth above.

FRANKLIN COVEY CO		ELECTRONIC DATA SYSTEMS, LLP
By:	/s/ Robert A. Whitman	By:	/s/ Bjoern Peterson
Title:	Chairman and CEO	Title:	Regional Manager of Retail Industries
Printed Name:	Robert A. Whitman	Printed Name:	Bjoern Peterson
Address:	2200 West Parkway Blvd. Salt Lake City, UT 84119	Address:	5400 Legacy Drive Plano, TX 75024
Date:		Date:

SCHEDULE 1

DOCUMENTS FROM PRIOR AGREEMENT
DELETED IN THEIR ENTIRETY AND SUPERSEDED
BY GENERAL SERVICES AGREEMENT

Date:	4/1/2001	Original Agreement for Information Technology Services
Purpose:		Original IT Outsource
	2.1	Employee Offerees
	2.2	Key Positions
	2.7(b)	Franklin Covey Competitors
	3.2	Statement of Work
	3.2(a)	Service Levels
	3.2(b)	Responsibility Matrix
	3.2(c)	Supported Locations
	5	Maintenance Contracts
	7	Supported Products
	9.1(a)	Charges - Variable Monthly
	9.1(b)	Charges - Baseline Monthly
	9.5(a)	Tax Mapping
	11.4	Termination for Convenience
	13.8	Address for Notices

Date:	5/14/2001	Amendment and Re-Incorporation Agreement
Purpose:		Add ecommerce hosting to agreement

Date:	6/30/2001	Amendment #2 to IT Agreement
Purpose:		Extend term of IT services to CC & WH length

Date:	6/30/2001	Additional Services Addendum #1
Purpose:		Add Call Center & Warehouse Services

Date:	9/27/2002	Amendment and Re-Incorporation Agreement #2
Purpose:		Modifies pricing and SLAs on WH/CC

Date:	10/1/2002	Additional Services Addendum #3
Purpose:		Tech Support Call Center

Date:	1/12/2004	Addendum #4: Project Implementation Resolution
Purpose:		Resolve dispute re implementation

Date:	2/24/2004	Amend/Reincorp
Purpose:		Changes WH/CC Pricing

Date:	10/1/2004	Amend/Reincorp #3
Purpose:		Include retail IT support

Date:	4/1/2006	Amendment No. 6
Purpose:		IT scope changes

Date:	2/21/2007	Amendment No. 7
Purpose:		Adjust fixed charges

Date:	7/23/2002	MOU-Retek/McHugh and Oracle 11i
Purpose:		Implementation of Oracle 11i

Date:	10/16/2002	MOU-Retek/McHugh and Oracle 11i
Purpose:		GS160 and Project extension

Date:	07/06/2008	Addendum #8
Purpose:		Acknowledgement Of the divestiture of a business unit of FC and elimination of call center services to FC

Exhibit A
Form of Work Order

AUTHORIZATION LETTER  NO. _______

This Work Order No. _______ will confirm the mutual understanding and agreement of _______________ (“FC) and Electronic Data Systems, LLP ("EDS") as to the terms and conditions pursuant to which EDS, itself and through its affiliates, will perform the services and produce the deliverables described in this Work Order No. _______.  All references to EDS in this Work Order No. _______ will be deemed to include all such affiliates, and EDS and FC may be referred to herein individually as a “Party” and together as the “Parties”.  The terms and conditions of this Work Order No. _______ are as follows:

1.
This Work Order No. _______ is entered into by the Parties under the provisions of that certain General Services Agreement, dated as of _______________, _______, between FC and EDS (the “Agreement”), and, except as otherwise provided in this Work Order No. _______, all provisions of the Agreement are applicable to this Work Order No. _______.

2.
The term of this Work Order No. _______ will begin on _______________, _______, and, unless earlier terminated as provided in the Agreement, will continue through _______________, _______.  The term of this Work Order No. _______ may be extended by mutual written agreement of the Parties.

3.	During the term of this Work Order No. _______, EDS will perform the services and produce the deliverables described in Attachment 1.

4.	During the term of this Work Order No. _______, FC will, at its own cost and expense, have the obligations to EDS also as described in Attachment 1.

5.
For the services performed and the deliverables produced by EDS under this Work Order No. _______, FC will pay to EDS the charges described in Attachment 2, [as such charges are adjusted from time to time as provided in Attachment 2].

6.           This Work Order No. _______ will also be subject to the additional provisions set forth below.

[Include any additional provisions.]

7.	The amount of the Work Order Damages Limit for this Work Order No. _______ is $_______________.

In Witness Whereof, the Parties have duly executed and delivered this Work Order No. _______ by their duly authorized representatives as of _______________, _______.

FRANKLIN COVEY CO.	ELECTRONIC DATA SYSTEMS, LLP
By:	By:
Title:	Title:
Printed Name:	Printed Name:
Address:	Address:
Date:	Date:

Attachment 1
to
Work Order No. _______

EDS Services

[To be added.]

Add FC obligations/tasks as applicable

[See Import/Export Note in Section 2.]

Attachment 2
to
Work Order No. _______

Charges

[To be added.]

Exhibit A-1
Change Control Procedures

Either Party may request changes to the EDS Services in accordance with the following requirements:

A-1-1.
Change Request.  A Party will notify the other Party’s primary representative designated pursuant to Section 3 of this Agreement in writing of a requested change and will include in such notice sufficient details of the change to enable such other Party to evaluate it (the “Change Request”).

A-1-2.
Preliminary Estimate.  If EDS submits a Change Request to FC, it will include with such Change Request an estimate (the “Preliminary Estimate”) of the time and cost to make the requested change.  If FC submits a Change Request to EDS, EDS will, within a reasonable period of time following the date of receipt of the Change Request, provide FC with a Preliminary Estimate of the time and cost to make the requested change.

A-1-3.
Response Period. Within the time frame specified by EDS in the Preliminary Estimate (the “Response Period”), FC will notify EDS in writing whether or not to proceed with the assessment of the Change Request.  If, within the Response Period, FC notifies EDS in writing not to proceed, the Change Request will be deemed withdrawn, and EDS will take no further action on it.  If EDS does not receive any notice from FC within the Response Period, FC will be deemed to have advised EDS not to proceed.

A-1-4.
Change Control Document.  If, within the Response Period, FC notifies EDS in writing to proceed with the assessment of the Change Request, EDS will prepare a document (the “Change Control Document”) in accordance with the Preliminary Estimate which includes (i) a description of the change, (ii) the benefit of or reason for the change, (iii) the issues or concerns with the change, (iv) the priority of the change, (v) the modifications, additions and/or deletions that need to be made to the affected Work Order in order to implement the change, including the proposed increase or decrease in the charges to be paid by FC thereunder, and (vi) the potential impact on the current nature and scope of the EDS Services, including service levels and any project delivery schedules.

A-1-5.
Acceptance by EDS.  EDS will provide FC with the completed Change Control Document, signed by EDS, which will constitute an offer by EDS to implement the Change Request with all associated changes to the affected Work Order specified in the Change Control Document.  Such offer will be irrevocable for five business days following the date of receipt of the offer by FC.

A-1-6.
Acceptance by FC.  If FC accepts EDS’ offer by acknowledging such acceptance in writing on the Change Control Document, the Change Control Document will become an amendment to the affected Work Order and will be binding on both Parties.  Each Change Control Document will be numbered sequentially per Work Order and will be logged and tracked by EDS as part of the EDS Services.

Exhibit B
Confidentiality

B-1.
Scope of Obligation.  Except as otherwise expressly provided in this Agreement, EDS and FC each agrees that (a) all information communicated to it by the other and identified as confidential, whether before or after the date hereof, (b) all information identified as confidential to which it has access in connection with the EDS Services, whether before or after the date hereof, and (c) this Agreement and the Parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of EDS and FC agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof.   No such information will be disclosed by the recipient Party without the prior written consent of the other Party; provided, however, that each Party may disclose this Agreement and the other Party's confidential information to those of the recipient Party's attorneys, auditors, insurers (if applicable), subcontractors  and employees who have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient Party, so long as the recipient Party advises each such attorney, auditor, insurer, subcontractor and employee of the confidentiality obligations set forth in this Exhibit B.  In any event, compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this Exhibit B will remain the responsibility of the Party employing or engaging such persons.  Notwithstanding the foregoing, EDS may disclose this Agreement and other confidential information to which it has access hereunder to professional advisers, financial institutions and other third parties in connection with any proposed transaction to provide financing related to this Agreement or the obligations of EDS hereunder, so long as each of them execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Exhibit B.

B-2.
Exceptions.  The foregoing will not prevent either Party from disclosing or using information (other than FC Personal Data) that belongs to such Party or (i) is already known by the recipient Party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient Party, (iii) is rightfully received from a third party, (iv) is independently developed without use of the other Party's confidential information (v) is disclosed without similar restrictions to a third party by the Party owning the confidential information, or (vi) is disclosed to others in accordance with the terms of prior written authorization of the disclosing Party.  If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the Party required to disclose the confidential information, to the extent possible, provides the other Party with timely prior notice of such requirement and coordinates with such other Party in an effort to limit the nature and scope of such required disclosure.  In addition, and notwithstanding anything to the contrary in this Agreement, each Party may disclose to taxing authorities and to such Party’s representatives, outside counsel and advisors, any confidential information that is required to be disclosed in connection with such Party’s tax filings, reports, claims, audits or litigation without prior notice to, or approval or consent of, the other Party.  If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to Section 10 of this Agreement, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrators, as the case may be, conducting such proceeding.  In addition, the results of any such mediation or arbitration are confidential and will be subject to this Exhibit B.  Unless otherwise required by applicable law, upon written request of the disclosing Party at the expiration or termination of this Agreement and all Work Orders for any reason, all documented confidential information (and all copies thereof) of the disclosing Party will be returned to the disclosing Party or will be destroyed, with written certification thereof being given to the disclosing Party.  The provisions of this Exhibit B will survive the expiration or termination of this Agreement and each Work Order for any reason.

Exhibit C
Representations, Warranties and Additional Covenants

C-1.
Performance.  EDS represents and warrants that all EDS Services will be performed in a professional manner by personnel with training and experience appropriate to the responsibilities they are to perform.  Notwithstanding the foregoing, (a) in all cases where EDS has committed to a specific service level in an Work Order and where there is a conflict between that service level and a service level obligation under this Section C-1, the specific service level will apply, and (b) in all cases where EDS has not committed to a specific performance standard for certain of the EDS Services, EDS will use reasonable care in providing such EDS Services.

C-2.	[RESERVED]

C-3.	Authorization. Each Party represents and warrants to the other that:

(a)	It is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(c)
It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement and each Work Order and to grant access to the other Party to systems and information as provided in this Agreement and each Work Order under all applicable federal, state, provincial or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the EDS Services, except where the failure of a Party to so obtain any such item is not material to such Party’s ability to perform its obligations hereunder.

(d)
The execution, delivery and performance of this Agreement and each Work Order and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the requisite corporate action on the part of such Party.

(e)
The execution, delivery and performance of this Agreement and each Work Order will not constitute a violation of any judgment, order or decree, a material default under any material contract by which it or any of its material assets are bound or an event that would, with notice or lapse of time, or both, constitute such a default.

C-4.	No Inducements. EDS has not violated any FC policy made available to EDS regarding the offering of inducements in connection with this Agreement or any Work Order.

C-5.
Viruses.  Each Party will use commercially reasonable measures to screen any software provided or made available by it to the other Party hereunder for the purpose of avoiding the introduction of any “virus” or other computer software routine or hardware components which are designed (i) to permit access or use by third parties to the software of the other Party not authorized by this Agreement, (ii) to disable or damage hardware or damage, erase or delay access to software or data of the other Party or (iii) to perform any other similar actions.  If a virus is found to have been introduced into FC’s systems or the systems used to provide the EDS Services as a result of a breach of the foregoing covenant, EDS will use commercially reasonable efforts, at no additional charge, to reasonably assist FC (within the scope of the EDS Services) (a) in eradicating the virus and reversing its effects and (b) to the extent the virus causes a loss of data or operational efficiency as a result of a breach of the foregoing covenant, in mitigating and reversing such losses.

C-6.
Disabling Codes.  EDS will not, without informing FC’s representative, knowingly insert into the software used by it hereunder any code or other device which would have the effect of disabling, damaging, erasing, delaying or otherwise shutting down all or any portion of the EDS Services or the hardware, software or data used in providing the EDS Services.  EDS will not invoke such code or other device at any time, including upon expiration or termination of this Agreement for any reason, without FC’s prior written consent.

C-7.
Use of Software.  EDS has sufficient right, title and interest in and to all EDS software provided by EDS and used in connection with the EDS Services.  FC’s sole remedy for breach of this Section C-7 is through the indemnity set forth in Section D-3.

C-8.
Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT C OR THE AGREEMENT TO WHICH THIS EXHIBIT C IS ATTACHED, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE, OF ANY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT, OR  THAT THE OPERATION OF ANY SUCH SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS WILL BE UNINTERRUPTED OR ERROR-FREE.

Exhibit D
Indemnities

D-1.
Claims Relating to Space and Taxes.  Subject to Section 13 of this Agreement and the procedures set forth below in Section D-6, EDS and FC each agrees to indemnify and defend the other Party from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), arising out of, under or in connection with (a) any third party claim for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities or (b) any third party claim for wages, benefits, third party fees, taxes, assessments, duties, permits or other charges of any nature for which the indemnitor is responsible under this Agreement, as well as penalties, interest, fees or other expenses incurred by the indemnitor as a result of such items, including taxes, not being paid at the time or in the manner required by applicable law.

D-2.	Claims Relating to Personal Injury and Property Damage.

(a)
Damage to Property of Parties.  EDS and FC each will be responsible for any and all Losses, to their respective tangible personal or real property (whether owned or leased), and each Party agrees to look only to its own insuring arrangements (if any) with respect to such Losses.

(b)
Personal Injury; Damage to Property of Third Parties.  EDS and FC each will be responsible for Losses for the death of or personal injury to any person (including any employee of either Party) and Losses for damages to any third party’s tangible personal or real property (whether owned or leased), in accordance with the law of the jurisdiction in which such Loss is alleged to have occurred.  Subject to Section 13 of this Agreement and the procedures set forth below in Section D-6, each Party will indemnify and defend the other Party from any and all Losses arising out of, under or in connection with third party claims for which the indemnitor is responsible under this Section D-2(b).

(c)
Waiver of Subrogation.  To the extent permitted at no additional cost, EDS and FC waive all rights to recover against each other for any Loss to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions.  EDS and FC will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party.  Each Party will give the other written notice if a waiver of subrogation is unobtainable or obtainable only at additional expense.  If the Party receiving such notice agrees to reimburse the other Party for such additional expense, the other Party will obtain such waiver of subrogation.  If a waiver is unobtainable or if a Party elects not to pay the additional expense of a waiver, then neither Party nor their insurers will waive such subrogation rights.

D-3.	Infringement Claims.

(a)
General.  Subject to Section 13 of this Agreement, the exclusions and limitations set forth below in this Section D-3 and the procedures set forth below in Section D-6, EDS and FC each agrees to defend the other Party against any third party action to the extent that such action is based upon a claim that the software (other than third party software) or confidential information provided by the indemnitor, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law or (iii) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret.  The indemnitor will bear the expense of such defense and pay any Losses that are attributable to such claim finally awarded by a court of competent jurisdiction.

(b)
Exclusions.  The indemnitor will have no liability to the indemnitee hereunder if (i) the claim of infringement is based upon the use of software provided by the indemnitor hereunder in connection or in combination with equipment, devices or software not supplied by the indemnitor or used in a manner for which the software was not designed, (ii) the indemnitee modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice, or (iii) the claim of infringement arises out of the indemnitor's compliance with specifications provided by the indemnitee and such infringement would not have occurred but for such compliance.  In addition, EDS will only be liable to FC for claims of infringement arising out of, under or in connection with, gross negligence by EDS in the provision of help desk services, call center services or automated attendant services involving computer telephony integration.

(c)
Additional Remedy.  If software or confidential information becomes the subject of an infringement claim under this Section D-3, or in the indemnitor’s opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys’ fees as required above in this Section D-3, the indemnitor may, at its option and in its sole discretion, (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another’s trade secret or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement.  Any costs associated with implementing either of the above alternatives will be borne by the indemnitor but will be subject to Section 13 of this Agreement.  If neither alternative is pursued by, or (if pursued) available to, the indemnitor, (x) the indemnitee will return such software or confidential information to the indemnitor and (y) if requested by the indemnitee in good faith, the Parties will negotiate, pursuant to Section 10 of this Agreement but subject to Section 13 of this Agreement, to reach a written agreement on what, if any, monetary damages (in addition to the indemnitor’s obligation to defend the claim and pay any damages and attorneys’ fees as required above in this Section D-3) are reasonably owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information.  The payment of any such monetary damages will be the indemnitee’s sole and exclusive remedy for the inability of the indemnitor to implement either of the above alternatives.

D-4.
Claims Relating to Internet Usage.  FC warrants that the publication of any material delivered by or through it under this Agreement or any Work Order will not violate the copyright laws of the United States or any other jurisdiction, unlawfully infringe or interfere in any way with the literary property or rights of another or contain libelous or indecent matter.  FC will indemnify and defend EDS from any and all Losses, including those associated with claims for indirect or contributory infringement, arising out of, under or in connection with any third party claims relating to (i) content, whether of an editorial, advertising or other nature, (ii) the provision, use, alteration or distribution thereof, the accessibility thereto or the exchange of information over the Internet in connection therewith, including copyright infringement, libel, indecency, false light, misrepresentation, invasion of privacy or image or personality rights, (iii) statements or other materials made or made available by readers of the content or by persons to whom the content is linked at the request of FC or (iv) the conduct of FC’s business.

D-5.
Procedures.  The indemnification obligations set forth in this Exhibit D will not apply unless the Party claiming indemnification:  (a) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying Party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Exhibit D if and to the extent that the indemnitor is prejudiced thereby; and (b) gives the other Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee’s cost and expense.  However, if the indemnitor fails to promptly assume the defense of the claim, the Party entitled to indemnification may assume the defense at the indemnitor’s cost and expense.  The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim.  The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

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